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                                                                   EXHIBIT 23(b)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in this Registration Statement on Form S-3 of our report dated July 27, 1999, except for Note 9, as to which the date is September 14, 1999, relating to the consolidated financial statements of International Rectifier Corporation, which appears in such Registration Statement. We also consent to the incorporation by reference of our report dated July 27, 1999, except for Note 9, as to which the date is September 14, 1999, relating to the financial statements and financial statement schedule, which appears in International Rectifier Corporation's Annual Report on Form 10-K for the year ended June 30, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

Los Angeles, California
February 14, 2000